Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tarsus Pharmaceuticals, Inc. 2020 Equity Incentive Plan and the Tarsus Pharmaceuticals, Inc. 2020 Employee Stock Purchase Plan of Tarsus Pharmaceuticals, Inc. of our reports dated February 25, 2025, with respect to the financial statements of Tarsus Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Tarsus Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
February 25, 2025